Exhibit 9


                          COMMONWEALTH ASSOCIATES, L.P.
                                830 Third Avenue
                            New York, New York 10022


                                                                   June 25, 2002

Bio-Plexus, Inc.
129 Reservoir Road
Vernon, Connecticut 06066
  Attn:  John Metz, President

Dear Mr. Metz:

          As you are aware, we have been acting as financial advisor to Bio-Plexus, Inc. ("Bio-Plexus") since May 2002 pursuant to the terms and conditions of the Advisory Agreement, dated as of May 10, 2002 (the "Advisory Agreement") attached hereto as Exhibit A. The Advisory Agreement provides that we will be issued warrants to purchase an aggregate of 1,000,000 shares of common stock of Bio-Plexus (the "Advisor Warrant") at an exercise price of $1.00 per share.

          We hereby direct you to issue portions of the Advisor Warrant that would otherwise have been issued to us pursuant to the Advisory Agreement to the following individuals in the amounts set forth opposite their respective names:

                  Name                           Amount of Advisor Warrant

                  Robert A. Priddy               49,955
                  Michael Falk                   397,166
                  Harold Blue                    142,799
                  Carl Kleidman                  67,143
                  Thom Waye                      53,810
                  Robert O'Sullivan              33,052
                  Joseph P. Wynne                28,730
                  Travis Lee Provow              26,670
                  Keith Rosenbloom               23,907
                  Beth Lipman                    15,450
                  Edmund Shea                    10,250
                  Michael Richitelli             10,000
                  Inder Tallur                   9,523
                  Robert Tucker                  6,750
                  Daniel S. Parker Living Trust  6,750
                  Joseph Palotta                 5,000
                  Ahmed Elcott                   5,000

                  Scott Greiper                  4,311
                  Douglas Levine                 3,136
                  Chris Battjer                  2,500
                  Greg Manocherian               348

Kindly issue the remainder of the Advisor Warrant (i.e., 97,750 warrants) to us.

          Please forward warrant certificates representing the foregoing Advisor Warrants, dated as of June 18, 2002, directly to my attention at Commonwealth Associates, L.P., 830 Third Avenue, New York, New York 10022 so that I may distribute them accordingly.


                                                              Very truly yours,

                                                              /s/ Carl Kleidman
                                                              Carl Kleidman


Enclosure

cc:      Alan I. Annex, Esq.
         Marlene M. Markard, Esq.